UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2012

ZOLTEK COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Missouri	0-20600	43-1311101
(State or other	(Commission	(I.R.S. Employer
jurisdiction of organization)	File Number)	Identification Number)

3101 McKelvey Road St. Louis, Missouri		63044
(Address of principal executive offices)		(Zip Code)

(314) 291-5110
(Registrant's telephone number, including area code)

Not applicable

(Former name or former address if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Zoltek Companies, Inc. (the “Company”) has entered into a Business Loan Agreement, dated as of March 30, 2012 (the “Loan Agreement”), with Enterprise Bank & Trust (the “Lender”) pursuant to which the Lender has made a $10 million secured term loan to the Company (the “Loan”). The Loan is a seven-year, secured term loan maturing March 30, 2019. Principal of the Loan is payable monthly based on a 15-year amortization schedule with a balloon payment due at maturity. The Loan bears interest at a one-month LIBOR rate, plus 3%. The Company entered into a swap agreement that fixes the interest rate on the Loan at 4.75% per annum. The Company's obligations under the Loan Agreement are secured by a first deed of trust and assignment of rents on the Company's headquarters in St. Louis County, Missouri, and the Company's facilities in St. Charles, Missouri and St. Peters, Missouri.

The Loan Agreement contains customary representations and warranties, and contains a requirement that the Company, on a consolidated basis, maintain minimum fixed charge coverage and leverage ratios, along with other customary covenants.

The Company utilized the proceeds of the Loan to repay all outstanding balances under the Company's U.S. revolving credit facility with BMO Harris Bank N.A., and for other general corporate purposes. The Company plans to enter into a new U.S. revolving credit facility in addition to the Loan. Although there can be no assurance in this regard, the Company believes that it will be able to secure the additional credit facility on acceptable terms.

Item 9.01     Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  April 5, 2012

ZOLTEK COMPANIES, INC.

By:	/s/ Zsolt Rumy
Zsolt Rumy
Chief Executive Officer